Exhibit 23.4

Ernst & Young LLP 15 West South Temple, Suite 1800 Salt Lake City, Utah 84101	Tel: +1 801 350 3300 Fax: +1 801 350 3300 www.ey.com
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Bed Bath & Beyond, Inc. for the registration of up to 6,884,548 shares of its common stock and to the incorporation by reference therein of our report dated December 21, 2023, with respect to the financial statements of Medici Ventures, L.P., included in the Annual Report (Form 10-K) of Bed Bath & Beyond, Inc., for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah
October 7, 2025